Exhibit 5.1

Advokatfirma DLA Piper Sweden KB Sveavägen 4 PO Box 7315 SE - 103 90 Stockholm Sweden T +46 8 701 78 00 dlapiper.se Org. no. 9166296658

Einride AB (publ)
Stadsgården 6
116 45 Stockholm
Sweden

7 July 2026

Dear Sirs and Madams,

Einride AB (publ) reg. no. 559074-8926

1	DLA Piper Role

1.1	We have acted as Swedish legal advisers to Einride AB (publ) reg. no. 559074-8926 (“Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (“Commission”) under the United States Securities Act of 1933, as amended (“Act”) (including its exhibits, “Registration Statement”) relating to the Company’s registration (i) for resale of up to (a) 103,961,050 ordinary shares, with a quota value of 0.004585 per share (“Ordinary Shares”), represented by American depositary shares (“ADSs), by certain selling securityholders (the “Resale Shares”), and (b) 118,374 Warrants (as defined herein) by certain selling securityholders, and (ii) of the issuance by the Company of an aggregate of up to 10,340,310 Ordinary Shares, represented by ADSs (the “Warrant Shares”), issuable upon the exercise of warrants (“Warrants”) to purchase Ordinary Shares in the form of ADSs at an exercise price of $11.50 per share, which were issued to the holders thereof on June 9, 2026, in exchange for the warrants of Legato Merger Corp. III (“Legato III”), all as more particularly described in the Registration Statement.

1.2	We have received instructions from, participated in discussions with and advised only the Company about the provisions contained in the Corporate Documents (as defined below). We have not considered the particular circumstances of any other party.

2	Interpretation

2.1	In this opinion:

(a)	references to the “Recast Insolvency Regulation” are references to the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast);

Advokatfirma DLA Piper Sweden KB is a limited liability partnership registered in Sweden (Registration number 9166296658) which is part of DLA Piper, a global law firm operating through various separate and distinct legal entities. Its registered office and principal place of business is at Sveavägen 4, PO Box 7315, SE - 103 90 Stockholm, Sweden. A list of offices and regulatory information can be found at www.dlapiper.com SE switchboard +46 8 701 78 00

(b)	references to the “Corporate Documents” are references to each of the documents specified in paragraph 3.1; and

(c)	references to the “SCRO” are references the Swedish Companies Registration Office (Sw. Bolagsverket).

3	Documents Examined and Enquiries Made

Corporate Documents

3.1	For the purposes of this opinion we have examined and relied on the following documents

(a)	a copy of the Registration Statement (and the prospectus contained therein);

(b)	a copy of the certificate of incorporation (Sw. registreringsbevis) of the Company retrieved from the SCRO dated 7 July 2026;

(c)	a copy of the articles of association (Sw. bolagsordning), adopted by the extraordinary general meeting in the Company held on 24 April 2026;

(d)	a copy of the minutes of the board of directors of the Company held on 7 July 2026, inter alia, approving the Registration Statement and the registration hereof with the SEC;

(e)	a copy of the minutes of the general meeting of the Company held on 24 April 2026, inter alia, approving the issuance of the warrants underlying the Warrant Shares;

(f)	a copy of the Business Combination Agreement, dated as of 12 November 2025, by and among the Company, Einride Cayman Sub Limited and Legato Merger Corp. III, as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of 26 February 2026, as further amended by that certain Amendment No. 2 to the Business Combination Agreement, dated as of 5 March 2026, and as further amended by that certain Amendment No. 3 to the Business Combination Agreement, dated as of 17 April 2026; and

(g)	the assignment, assumption and amendment to warrant agreement, dated 9 June, 2026 (the “Warrant Amendment”), between the Company, Legato III and Equiniti Trust Company, LLC, in its capacity as warrant agent (the “Warrant Agent”), and the form of warrant certificate attached as an exhibit thereto, in relation to, inter alia, the Warrant Agreement dated as of 5 February 2024, by and between Legato III and the Warrant Agent (together with the Warrant Amendment and the warrant certificate, the “Warrant Agreement”).

3.1.2	The documents mentioned in Sections (a) – (f) above are referred to as the “Corporate Documents” and individually a “Corporate Document”.

Limitations

3.2	Except as explicitly set out herein, we have made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person.

4	Assumptions

4.1	For the purposes of this opinion we have assumed (without making any independent investigation):

(a)	the genuineness of all signatures (including but not limited to digital signatures), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents;

(b)	that, for any digital signature, such signature was in fact affixed to the relevant document by the individual authorised to do so;

(c)	that the Company was not insolvent when it entered into the Warrant Agreement;

(d)	that, other than under the laws of Sweden, each of the Corporate Documents, constitute valid and legally binding obligations on the parties thereto and are enforceable by the parties thereto under all applicable laws and in all applicable jurisdictions and, insofar as any such obligation is to be performed in any jurisdiction other than Sweden, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(e)	that the consent, permit or license of any third person, authority or governmental agency outside Sweden which is required in relation to the execution and delivery of the Corporate Documents and the performance and observation of the terms thereof by the parties and the creation of the security pursuant to the Corporate Documents, has been obtained at the date of this opinion;

(f)	that the resolutions of the boards of directors of the Company referred to in paragraph 3.1(d):

(i)	were duly passed at a properly convened meeting of the board of duly appointed directors of the Company; and

(ii)	have not been amended or rescinded and are in full force and effect;

(g)	that the resolutions of the shareholders of the Company referred to in paragraph 3.1(c) and 3.1(e):

(i)	will be duly passed at a properly convened general meeting of the Company; and

(ii)	will not been amended or rescinded and be in full force and effect; and

(h)	that the Company has its Centre of Main Interest in Sweden as defined in the Recast Insolvency Regulation.

5	Legal Opinions

5.1	Based upon the foregoing, and subject to the qualifications set out below and any matters not disclosed to us in writing, it is our opinion that under Swedish law:

(a)	The Company is a public limited liability company (Sw. publikt aktiebolag) registered and validly existing under the laws of Sweden;

(b)	The authorised share capital of the Company may not be less than SEK 500,000 and no more than SEK 2,000,000 and that the number of shares will amount to no less than 100,000,000 and no more than 400,000,000, each with a quota value of SEK 0,004585;

(c)	The Warrant Shares have been validly authorized and, when issued and paid for in pursuant to the Warrant Agreement, and upon registration with the SCRO, will be validly issued, fully paid and non-assessable.

(d)	The Resale Shares are validly issued, fully paid and non-assessable.

6	Qualifications

The qualifications to which this opinion is subject are as follows:

6.1	no opinion is expressed as to the enforceability in Swedish courts of any judgement rendered in any jurisdiction outside Sweden. The availability in Swedish courts of equitable remedies, such as injunction and specific performance, is restricted under the laws of Sweden;

6.2	any legal proceedings in the courts of Sweden will be conducted in Swedish and a court or enforcement authority in Sweden may require, as a further condition for admissibility and/or enforceability, the translation into Swedish of any relevant document and assistance from Swedish authorities in the service of process in connection with foreign proceedings might require the observance of certain procedural and other regulations;

6.3	the Corporate Documents and this opinion are expressed in the English language whilst addressing and explaining institutions and concepts of the laws of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of Sweden would construe contractual language expressed in English where the contract would be subject to the laws of Sweden. However, we believe that such courts would pay attention to the meaning and import in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed of the expressions used in construing what the parties intended to put in writing for the purposes of the laws of Sweden;

6.4	pursuant to judicial precedent and general principles of Swedish company law, a Swedish limited liability company may not validly assume contractual liability (whether in the form of indemnity obligations or otherwise) in relation to a shareholder (or any person who might be equated with a shareholder) where such liability pertains to an acquisition or subscription of shares or other financial instruments issued by the company;

6.5	it is in no event possible under Swedish law to enforce obligations or have recourse to remedies against a non-performing obligor under an agreement, without requesting the assistance of the Enforcement Service Authority (Sw. Kronofogdemyndigheten) and/or the courts of Sweden, and it will in all such cases be necessary to file the relevant documentation in order to enforce obligations or have recourse to remedies;

6.6	the enforcement of the rights of a party under an agreement may be limited by general and special time-bar provisions or by failure to pursue the claim timely or in a correct manner (laches);

6.7	we express or imply no opinion of any laws other than the laws of Sweden as currently applied by the Swedish courts and regulatory agencies, and have made no investigation of any other laws which may be relevant to the Corporate Documents or the opinion given by us; in particular, we express no opinion on European Community law as it affects any jurisdiction other than Sweden; and

6.8	this opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Corporate Documents.

7	Benefit, Reliance and Governing Law

7.1	This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

7.2	We are not responsible for, and have not provided, any advice on the legal effect of the assumptions, limitation and qualifications set out in this opinion. Persons entitled to rely on this opinion should obtain their own legal advice on the effect, completeness and extent of application of those assumptions, limitations and qualifications.

7.3	This opinion is rendered in Sweden and shall be governed by and construed in accordance with the substantive laws of Sweden in force as at the date of this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

[Signature page to follow]

Yours faithfully,

/s/ Björn Sjöberg

Björn Sjöberg
Advokat/Partner
Advokatfirma DLA Piper Sweden KB

T +46 8 701 78 00

M +46 70 304 40 38
Email bjorn.sjoberg@se.dlapiper.com

/s/ Emma Norburg

Emma Norburg
Advokat/Partner
Advokatfirma DLA Piper Sweden KB

T +46 8 701 78 00

M +46 70 305 78 03
Email emma.norburg@se.dlapiper.com